                                                                EXHIBIT 4.01 - E


                            CERTIFICATE OF AMENDMENT OF
                SIXTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                   OF RADIUS INC.

     Mark Housley and Henry V. Morgan hereby certify that:

     1. They are the duly elected and acting Chairman of the Board and Chief Executive Officer, and Secretary, respectively, of Radius Inc., a California corporation.

     2. Article I of the Sixth Amended and Restated Articles of Incorporation of said corporation is amended and restated to read in full as follows:

          "The name of this corporation is Digital Origin, Inc."

     3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors of said corporation.

     4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the Corporations Code. The total number of outstanding shares of the corporation entitled to vote with respect to the amendment is 5,532,174 shares of Common Stock. There are no shares of Preferred Stock issued and outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the shares.

     We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.


Dated:  February 26, 1999


                                       ________________________________________
                                       Mark Housley, Chairman of the Board
                                         and Chief Executive Officer



                                       ________________________________________
                                       Henry V. Morgan, Secretary